Exhibit 99.1

For Immediate Release

Lazydays Announces Management Changes

August 5, 2005 – (Seffner, FL) – Lazydays RV SuperCenter (“Lazydays”), the number one recreational vehicle (“RV”) dealer in the world, is pleased to announce the appointment of Don Wallace, the Company’s Founder, to Chairman of the Board and the promotion of John Horton to Chief Executive Officer. Previously, Mr. Wallace held the position of Chief Executive Officer and Mr. Horton was Chief Operating Officer.

These moves were announced as part of a succession plan that will allow Mr. Wallace to spend more time developing and implementing the long-term strategic growth plan of the Company, while Mr. Horton manages its day-to-day operations. John Horton began working at Lazydays in April 2001 and assumed the position of Chief Operating Officer in July 2001. Mr. Horton earned a BBA from the University of Michigan and an MBA from the University of Texas.

Mr. Wallace founded Lazydays in 1976 and has been the guiding force of the Company for its entire 29-year history. Lazydays began its operations in Tampa, Florida and relocated in May 1996 to a much larger site in Seffner, Florida, which is 10 miles east of downtown Tampa. The dealership is located on 126 acres with an 86,600 sq. ft. main building, 1,200 RV display sites, 273 service bays and 300 RV campsites. Lazydays’ expansive complex requires a fleet of 150 golf carts to move both customers and employees throughout the property. Additionally, the dealership serves over 300,000 meals annually to its customers, prospects and employees. The site has a 40,000 sq. ft. Camping World store, a Cracker Barrel restaurant and a Flying J Travel Plaza.

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For More Information:

Linda Stephens 813.246.4333 lstephens@lazydays.com	Stewart Schaffer 813.246.4333 sschaffer@lazydays.com